TCW FUNDS, INC. - Rule 10f-3 Transactions – 6 Months Ended April 30, 2011 (Amended)

Item 77 0

Name of Security	Date of Purchase	Syndicate Members	Securities Purchased From
Anheuser-Busch InBEv Floating 01/27/14	1/24/11	Barclays Capital, Inc J.P. Morgan Securities, LLC Merrill Lynch, Pierce, Fenner & Smith, Inc. Mitsubishi UFJ Securities (USA), Inc. SG Americas Securities, LLC TD Securities (USA), Inc.	Barclays Capital, Inc.

The affiliated entity is SG Americas Securities, LLC.  Securities were purchased in the offering at the public offering price.

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